Exhibit 10.4
Western Digital Corporation
Summary of Compensation Arrangements
for
Named Executive Officers and Directors
August 2018

NAMED EXECUTIVE OFFICERS

Base Salaries. The current annual base salaries for the executive officers of Western Digital Corporation (the “Company”) who were named in the Summary Compensation Table in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission in connection with the Company’s 2017 Annual Meeting of Stockholders (the “Named Executive Officers”) are as follows:

Named Executive Officer	Title	Current Base Salary
Stephen D. Milligan	Chief Executive Officer	$1,250,000
Michael D. Cordano	President and Chief Operating Officer	$800,000
Mark P. Long	President WD Capital, Chief Strategy Officer and Chief Financial Officer	$675,000
Martin R. Fink	Executive Vice President and Chief Technology Officer	$600,000
Michael C. Ray	Executive Vice President, Chief Legal Officer and Secretary	$575,000

Semi-Annual Bonuses. The Named Executive Officers are also eligible to receive semi-annual cash bonus awards pursuant to the short-term incentive program (“STI”) under the Company’s Incentive Compensation Plan. The cash bonus awards are determined based on the Company’s achievement of performance goals pre-established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (for fiscal 2018, pre-established adjusted earnings per share goals) as well as other factors.

Additional Compensation. The Named Executive Officers are also eligible to receive equity-based incentives as determined by the Committee under the Company's 2017 Performance Incentive Plan and entitled to participate in various other Company plans in each case as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission or in accordance with plans available to the Company's employees generally. In addition, the Named Executive Officers may be eligible to receive perquisites and other personal benefits as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission in connection with the Company’s 2017 Annual Meeting of Stockholders.

DIRECTORS

Annual Retainer and Committee Retainer Fees. The following table sets forth the current annual retainer and committee membership fees payable to each of the Company’s non-employee directors:

Type of Fee	Current Annual Retainer Fees
Annual Retainer	$75,000
Additional Non-Executive Chairman of Board Retainer	$100,000
Additional Committee Retainers
Audit Committee	$15,000
Compensation Committee	$12,500
Governance Committee	$10,000
Additional Committee Chairman Retainers
Audit Committee	$25,000
Compensation Committee	$22,500
Governance Committee	$12,500

The annual retainer fees are paid immediately following the Annual Meeting of Stockholders. Directors who are appointed to the Board during the year are paid a pro-rata amount of the annual director retainer fees based on service to be rendered for the remaining part of the year after appointment. Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, the Company reimburses all non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting. Mr. Milligan, who is an employee of the Company, does not receive any compensation for his service on the Board or any Board committee.

Additional Director Compensation. The Company’s non-employee directors are also entitled to participate in the following other Company plans as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission: Non-Employee Director Restricted Stock Unit Grant Program, as adopted under the Company’s 2017 Performance Incentive Plan; and Deferred Compensation Plan.
For fiscal 2018, the Board has provided that each of the Company’s non-employee directors automatically receive, immediately following each annual meeting of stockholders if he or she has been reelected as a director at that annual meeting, an award of restricted stock units under the Non-Employee Director Restricted Stock Unit Grant Program equal in value to $240,000 (or, in the case of our non-employee director serving as Chairman of the Board, $290,000, or, in the case of the Lead Independent Director, $270,000), based on the closing market value of an equivalent number of shares of our common stock on the grant date, rounded down to the nearest whole share. Upon first being appointed or elected to the Board, a new non-employee director who has not previously served on the Board is awarded a pro-rata award under the Non-Employee Director Restricted Stock Unit Grant Program based on the remaining part of the year after appointment. Each award of restricted stock units represents the right to receive an equivalent number of shares of our common stock on the applicable vesting date as provided in the Non-Employee Director Restricted Stock Unit Grant Program.
The Board may from time to time amend the compensation arrangements for the Company’s non-employee directors.